Exhibit 99.1

The information provided in this Exhibit is presented only in connection with the prospective reporting change described in the accompanying Current Report on Form 8-K. This information does not reflect events occurring after November 16, 2012, the date we filed our 2012 Form 10-K, and does not modify or update the disclosures therein in any way. You should therefore read this information in conjunction with the 2012 Form 10-K and with our reports filed with the Securities and Exchange Commission after November 16, 2012.

Segment supplemental information as of and for the three fiscal years ended September 30, 2012

Financial Information – Segments (unaudited)

During TransDigm’s third quarter ending June 29, 2013, the Company changed its internal management and its reporting structure of financial information used to assess performance and allocate resources. The Company’s businesses are organized and managed in three reporting segments and, beginning with the Form 10-Q for the third quarter ending June 29, 2013, TransDigm will report three segments: Power & Control, Airframe and Non-aviation.

The Power & Control segment includes operations that primarily develop, produce and market systems and components that predominately provide power to or control power of the aircraft utilizing electronic, fluid, power and mechanical motion control technologies. Primary customers of this segment are engine and power system and subsystem suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Airframe segment includes operations that primarily develop, produce and market systems and components that are used in non-power airframe applications utilizing airframe and cabin structure technologies. Primary customers of this segment are airframe manufacturers and cabin system suppliers and sub system suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Non-aviation segment includes operations that primarily develop, produce and market products for non-aviation markets. Primary customers of this segment are off road vehicle suppliers and sub system suppliers, child restraint system suppliers, satellite and space system suppliers and fueling system components primarily for the mining industry.

The primary measurement used by management to review and assess the operating performance of each segment is EBITDA As Defined. The Company defines EBITDA As Defined as earnings before interest, taxes, depreciation and amortization plus certain non-operating items including refinancing costs, acquisition-related costs, transaction-related costs and non-cash compensation charges incurred in connection with the Company’s stock option plans. Acquisition-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction related costs comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.

“EBITDA As Defined” is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Although we use EBITDA As Defined to assess the performance of our business and for various other purposes, the use of this non-GAAP financial measure as an analytical tool has limitations, and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP.

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. The accounting policies for each segment are the same as those described in the summary of significant accounting policies in the Company’s consolidated financial statements. Intersegment sales and transfers are recorded at values based on market prices, which creates intercompany profit on intersegment sales or transfers that is eliminated in consolidation. Intersegment sales were insignificant for the fiscal years ended September 30, 2012, 2011 and 2010.

The following table presents net sales by reportable segment (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
Net sales to external customers
Power & Control	$776,342	$668,920	$537,232
Airframe	843,643	505,257	261,600
Non-aviation	80,223	31,844	28,822

	$1,700,208	$1,206,021	$827,654

The following table reconciles EBITDA As Defined by segment to consolidated income from continuing operations before income taxes (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
EBITDA As Defined
Power & Control	$410,259	$349,239	$288,592
Airframe	402,048	244,624	119,488
Non-aviation	24,133	16,522	14,700

Total segment EBITDA As Defined	836,440	610,385	422,780
Unallocated corporate expenses	27,421	20,511	11,171

Total Company EBITDA As Defined	809,019	589,874	411,609

Depreciation and amortization	68,227	60,460	30,165
Interest expense—net	211,906	185,256	112,234
Acquisition-related costs	18,866	29,711	11,682
Stock option expense	22,151	12,568	6,693
Refinancing costs	—	72,454	—

Income from continuing operations before income taxes	$487,869	$229,425	$250,835

The following table presents capital expenditures and depreciation and amortization by segment (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
Capital expenditures
Power & Control	$9,436	$8,740	$7,331
Airframe	13,730	7,914	4,696
Non-aviation	1,920	522	854
Corporate	160	850	6

	$25,246	$18,026	$12,887

Depreciation and amortization
Power & Control	$21,565	$22,368	$19,719
Airframe	44,128	36,825	9,444
Non-aviation	2,393	980	923
Corporate	141	287	79

	$68,227	$60,460	$30,165

	September 30, 2012	September 30, 2011
Total assets
Power & Control	$1,896,300	$1,784,217
Airframe	2,932,229	2,190,958
Non-aviation	118,520	79,220
Corporate	512,568	459,241

	$5,459,617	$4,513,636

The Company’s sales principally originate from the United States, and the Company’s long-lived assets are principally located in the United States.

Management’s Discussion and Analysis of Results of Operations – Segments

The following discussion of the Company’s financial condition and results of operations should be read together with TD Group’s consolidated financial statements and the related notes included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 16, 2012. References in this section to “TransDigm,” “the Company,” “we,” “us,” “our,” and similar references refer to TD Group, TransDigm Inc. and TransDigm Inc.’s subsidiaries, unless the context otherwise indicates. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in this report. These risks could cause our actual results to differ materially from any future performance suggested below.

Non-GAAP Financial Measures

We present below certain financial information based on our EBITDA and EBITDA As Defined. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, and references to “EBITDA As Defined” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and EBITDA As Defined and the reconciliations of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below.

Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). We present EBITDA and EBITDA As Defined because we believe they are useful indicators for evaluating operating performance and liquidity.

Our management believes that EBITDA and EBITDA As Defined are useful as indicators of liquidity because securities analysts, investors, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. In addition, EBITDA As Defined is useful to investors because the revolving credit facility under our senior secured credit facility requires compliance, on a pro forma basis, with a financial covenant that measures the ratio of the amount of our secured indebtedness to the amount of our Consolidated EBITDA defined in the same manner as we define EBITDA As Defined herein. This financial covenant is a material term of our senior secured credit facility as the failure to comply with such financial covenant could result in an event of default in respect of the revolving credit facility (and such an event of default could, in turn, result in an event of default under the Indentures governing our 7 3/4% Senior Subordinated Notes and 5 1/2% Senior Subordinated Notes).

In addition to the above, our management uses EBITDA As Defined to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses EBITDA As Defined to evaluate acquisitions.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA As Defined:

	Fiscal Years Ended September 30,
	2012	2011	2010
	(in thousands)
Net income	$324,969	$172,134	$163,445
Less income from discontinued operations	—	19,909	—

Income from continuing operations	324,969	152,225	163,445
Adjustments:
Depreciation and amortization expense	68,227	60,460	30,165
Interest expense, net	211,906	185,256	112,234
Income tax provision	162,900	77,200	87,390

EBITDA, excluding discontinued operations(1)	768,002	475,141	393,234
Adjustments:
Inventory purchase accounting adjustments(2)	12,882	18,073	4,794
Acquisition integration costs(3)	7,896	11,821	4,171
Acquisition transaction-related expenses(4)	5,880	2,817	2,717
Non-cash compensation costs(5)	22,151	12,568	6,693
Acquisition earn-out adjustments(6)	(5,000)	(3,000)	—
Other acquisition accounting adjustments	(2,792)	—	—
Refinancing costs(7)	—	72,454	—

EBITDA As Defined(1)	$809,019	$589,874	$411,609

(1)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.
(2)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(3)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(4)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(5)	Represents the compensation expense recognized by TD Group under our stock option plans.
(6)	Represents the reversal of the earn-out liability related to the Dukes Aerospace acquisition based on lower growth projections relative to the required growth targets of the four-year earn-out arrangement.
(7)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write off of debt issue costs and unamortized note premium and discount and settlement of the interest rate swap agreement and other expenses.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined:

	Fiscal Years Ended September 30,
	2012	2011	2010
	(in thousands)
Net Cash Provided by Operating Activities	$413,885	$260,386	$197,304
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(11,749)	(30,874)	(4,971)
Interest expense, net (1)	199,362	175,414	104,656
Income tax provision—current	138,100	130,109	85,490
Non-cash equity compensation(2)	(22,151)	(12,574)	(6,704)
Excess tax benefit from exercise of stock options	50,555	23,411	17,459
Refinancing costs (3)	—	(72,454)	—

EBITDA(4)	768,002	473,418	393,234
Adjustments:
Inventory purchase accounting adjustments(5)	12,882	21,828	4,794
Acquisition integration costs (6)	7,896	11,821	4,171
Acquisition transaction-related expenses (7)	5,880	2,817	2,717
Stock option expense (8)	22,151	12,568	6,693
Acquisition earnout adjustments (9)	(5,000)	(3,000)	—
Other acquisition accounting adjustments	(2,792)	—	—
Refinancing costs (3)	—	72,454	—
EBITDA from discontinued operations	—	(2,032)	—

EBITDA As Defined(4)	$809,019	$589,874	$411,609

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under its stock plans.
(3)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write off of debt issue costs and unamortized note premium and discount and settlement of the interest rate swap agreement and other expenses. d amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.

(5)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(6)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(7)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(8)	Represents the compensation expense recognized by TD Group under our stock option plans.
(9)	Represents the reversal of the earn-out liability related to the Dukes Aerospace acquisition based on lower growth projections relative to the required growth targets of the four-year earn-out arrangement.

Fiscal year ended September 30, 2012 compared with fiscal year ended September 30, 2011

Segment Net Sales. Net sales by segment for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2012	% of Sales	2011	% of Sales	Change	% Change
Power & Control	$776.3	45.7%	$668.9	55.5%	$107.4	16.1%
Airframe	843.6	49.6%	505.3	41.9%	338.3	67.0%
Non-aviation	80.3	4.7%	31.8	2.6%	48.5	152.5%

	$1,700.2	100.0%	$1,206.0	100.0%	$494.2	41.0%

Net sales for the Power & Control segment increased by $107.4 million, or 16.1%, to $776.3 million for the fiscal year ended September 30, 2012 compared to $668.9 million for the fiscal year ended September 30, 2011. Acquisition sales totaled $49.9 million, or an increase of 7.5%, was primarily attributable to the acquisition of Harco Laboratories, Incorporated (“Harco”) in fiscal 2012, and to a lesser extent the acquisition of the actuation business of Telair International Inc. (“Talley Actuation”) and certain product lines of McKechnie Aerospace Holdings Inc. (“McKechnie Aerospace”) in fiscal 2011. Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. Organic sales growth of $57.5 million, or an increase of 8.6%, was primarily due to an increase in defense sales of $30.2 million, or an increase of 12.0%, an increase in commercial OEM sales of $15.1 million, or an increase of 13.7%, and an increase in commercial aftermarket sales of $10.9 million, or an increase of 2.2%.

Net sales for the Airframe segment increased $338.3 million, or 67.0%, to $843.6 million for the fiscal year ended September 30, 2012 compared to $505.3 million for the fiscal year ended September 30, 2011. Acquisition sales totaled $258.6 million, or an increase of 51.2%, was primarily attributable to the acquisition of AmSafe Global Holdings, Inc. (“AmSafe”) in fiscal 2012 and Schneller Holdings LLC (“Schneller”) in fiscal 2011 and to a lesser extent certain product lines of McKechnie Aerospace in fiscal 2011. Organic sales growth of $79.7 million, or an increase of 15.8%, was primarily due to an increase in commercial OEM sales of $59.4 million, or an increase of 27.2%, and an increase in commercial aftermarket sales of $19.1 million, or an increase of 9.6%. Commercial OEM sales for fiscal 2012 were favorably impacted by the robust commercial transport OEM production cycle and retroactive contract pricing adjustments of approximately $13 million.

Net sales for the Non-aviation segment increased $48.5 million, or 152.5%, to $80.3 million for the fiscal year ended September 30, 2012 compared to $31.8 million for the fiscal year ended September 30, 2011. The increase in net sales for the Non-Aviation segment is primarily due to acquisition sales of $43.3 million relating to the non-aviation business of AmSafe acquired in fiscal 2012.

EBITDA As Defined. EBITDA As Defined by segment for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2012	% of Segment Sales	2011	% of Segment Sales	Change	% Change
Power & Control	$410.3	52.8%	$349.3	52.2%	$61.0	17.5%
Airframe	402.0	47.7%	244.6	48.4%	157.4	64.3%
Non-aviation	24.1	30.1%	16.5	51.9%	7.6	46.1%

	$836.4	49.2%	$610.4	50.6%	$226.0	37.0%

EBITDA As Defined for the Power & Control segment increased $61.0 million, or 17.5%, to $410.3 million for the fiscal year ended September 30, 2012 compared to $349.3 million for the fiscal year ended September 30, 2011. EBITDA As Defined from the acquisitions of Harco, Talley Actuation and certain product lines of McKechnie Aerospace was approximately $20 million for the fiscal year ended September 30, 2012, which represented EBITDA As Defined of approximately 40% of the acquisition sales. Organic EBITDA As Defined growth of approximately $41 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.

EBITDA As Defined for the Airframe segment increased $157.4 million, or 64.3%, to $402.0 million for the fiscal year ended September 30, 2012 compared to $244.6 million for the fiscal year ended September 30, 2011. EBITDA As Defined from the acquisitions of AmSafe, Schneller and certain product lines of McKechnie Aerospace was approximately $104 million for the fiscal year ended September 30, 2012, which represented EBITDA As Defined of approximately 40% of the acquisition sales. Organic

EBITDA As Defined growth of approximately $53 million was due to the organic sales increase noted above, the previously mentioned retroactive contract pricing adjustments of approximately $13 million, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.

EBITDA As Defined for the Non-aviation segment increased $7.6 million, or 46.1%, to $24.1 million for the fiscal year ended September 30, 2012 compared to $16.5 million for the fiscal year ended September 30, 2011. The increase in EBITDA As Defined for the Non-Aviation segment was primarily due to acquisition sales of $43.3 million relating to the non-aviation business of AmSafe acquired in fiscal 2012. The decrease in EBITDA As Defined margin as a percentage of sales was primarily due to the lower margin non-aviation business acquired as part of AmSafe in fiscal 2012.

Fiscal year ended September 30, 2011 compared with fiscal year ended September 30, 2010

Segment Net Sales. Net sales by segment for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2011	% of Sales	2010	% of Sales	Change	% Change
Power & Control	$668.9	55.5%	$537.2	64.9%	$131.7	24.5%
Airframe	505.3	41.9%	261.6	31.6%	243.7	93.2%
Non-aviation	31.8	2.6%	28.9	3.5%	2.9	10.0%

	$1,206.0	100.0%	$827.7	100.0%	$378.3	45.7%

Net sales for the Power & Control segment increased $131.7 million, or 24.5%, to $668.9 million for the fiscal year ended September 30, 2011 compared to $537.2 million from the fiscal year ended September 30, 2010. Acquisition sales totaled $95.2 million, or an increase of 17.7%, was primarily attributable to the acquisition of certain product lines of McKechnie Aerospace and Talley Actuation in fiscal 2011, Semco Instruments, Inc. (“Semco”) in fiscal 2010 and to a lesser extent the acquisition of the aerospace-related assets of Dukes, Inc. and GST Industries, Inc. (collectively “Dukes Aerospace”) in fiscal 2010. Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. Organic sales growth of $36.5 million, or an increase of 6.8%, was primarily due to an increase in commercial aftermarket sales of $33.7 million, or an increase of 10.1%, and an increase in commercial OEM sales of $10.9 million, or an increase of 13.8%. Commercial aftermarket sales for fiscal 2011 were primarily favorably impacted by the commercial transport aftermarket. Commercial OEM sales were favorably impacted by a strong business jet OEM production cycle. The increase described above was partially offset by a decrease in defense sales of $7.8 million, or a decrease of 3.5%.

Net sales for the Airframe segment increased $243.7 million, or 93.2%, to $505.3 million for the fiscal year ended September 30, 2011 compared to $261.6 million for the fiscal year ended September 30, 2010. Acquisition sales totaled $180.7 million, or an increase of 69.1%, was primarily attributable to the acquisition of certain product lines of McKechnie Aerospace and to a lesser extent Schneller in fiscal 2011. Organic sales growth of $63.0 million, or an increase of 24.1%, was primarily due to an increase in commercial aftermarket sales of $40.0 million, or an increase of 37.7%, an increase in commercial OEM sales of $11.0 million, or an increase of 11.0%, and an increase in defense sales of $11.3 million, or an increase of 20.9%. Commercial aftermarket sales for fiscal 2011 were driven by strong market demand for the aftermarket products.

EBITDA As Defined. EBITDA As Defined by segment for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2011	% of Segment Sales	2010	% of Segment Sales	Change	% Change
Power & Control	$349.3	52.2%	$288.6	53.7%	$60.7	21.0%
Airframe	244.6	48.4%	119.5	45.7%	125.1	104.7%
Non-aviation	16.5	51.9%	14.7	50.9%	1.8	12.2%

	$610.4	50.6%	$422.8	51.1%	$187.6	44.4%

EBITDA As Defined for the Power & Control segment increased $60.7 million, or 21.0%, to $349.3 million for the fiscal year ended September 30, 2011 compared to $288.6 million for the fiscal year ended September 30, 2010. EBITDA As Defined from the acquisitions of certain product lines of McKechnie Aerospace, Talley Actuation, Semco Instruments and Dukes Aerospace was approximately $33 million for the fiscal year ended September 30, 2011, which represented EBITDA As Defined of approximately 35% of the acquisition sales. Organic EBITDA As Defined growth of approximately $28 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume and a favorable OEM versus aftermarket sales mix.

EBITDA As Defined for the Airframe segment increased $125.1 million, or 104.7%, to $244.6 million for the fiscal year ended September 30, 2011 compared to $119.5 million for the fiscal year ended September 30, 2010. EBITDA As Defined from acquisitions of certain product lines of McKechnie Aerospace and Schneller was approximately $84 million for the fiscal year ended September 30, 2011, which represented EBITDA As Defined of approximately 47% of the acquisition sales. Organic EBITDA As Defined growth of approximately $41 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.